FIRST AMENDMENT (SEASIDE) TO
          AMENDED AND RESTATED LOAN AGREEMENT

              THIS FIRST AMENDMENT (SEASIDE) TO AMENDED AND
          RESTATED LOAN AGREEMENT (this "First Amendment"), dated as of the 30th day of May, 1997, modifies
     and
          amends that certain AMENDED AND RESTATED LOAN
          AGREEMENT dated as of September 26, 1996 (the
     "Loan
          Agreement") between

          Credit Lyonnais New York Branch, a branch duly licensed
          under the laws of the State of New York, of Credit Lyonnais, S.A., a banking corporation organized
     and
          existing under the laws of the Republic of France ("CLNY"), Barnett Bank, N.A., a national banking association, formerly known as Barnett Bank of Lee County, N.A. ("Barrett") and FINOVA Capital Corporation, a Delaware corporation formerly known as
          Greyhound Financial Corporation ("lINOVA") (each of
          CLNY, Barnett and FINOVA, or their respective successors and assigns, is individually referred to as
          a "Participant", and are collectively referred to as
          the "Lender"; use of such term hereinafter shall include all Participants, collectively, and at the same
          time, each Participant individually), CLNY as administrative agent for Lender (in such capacity,
     CLNY
          or any successor to, or assignee of, CLNY, hereinafter
          referred to as "Administrative Agent"), and CLNY as
          collateral agent for Lender (in such capacity, CLNY- or
          any successor to, or assignee of, CLNY,
     hereinafter
          referred to as "Collateral Agent"; unless the context
          requires reference as Collateral Agent or Administrative Agent, CLNY or such successor or assign
          shall be hereinafter referred to as"Agent")

          and

          South Seas Resort Limited Partnership, an Ohio limited
          partnership ("SSRLP"), South Seas Properties
     Company
          Limited Partnership, an Ohio limited partnership ("SSPC'') (formerly known as Captiva Resort
     Company
          Limited Partnership), Marco SSP Ltd., a Florida limited
          partnership ("MSSP"), South Seas Resorts Company Limited Partnership, a Florida limited partnership ("SSRC") and Safety Harbor Management Company,
     Ltd., a
          Florida limited partnership ("SHMC") (SSPC, SSRLP, MSSP, SSRC and SHMC, collectively, the "Borrower";
     use
          of such term hereafter shall include all entities constituting Borrower, including all general partners
          of partnerships constituting Borrower,
     collectively,
          and at the same time, each of the entities, individually).

              Capitalized terms used in this First Amendment shall
          have the meanings set forth in the Loan Agreement, unless otherwise defined herein.

RECITALS:

              A. On September 26,1996, Lender and Borrower entered into the transactions described in the Loan Agreement and the other Loan
     Documents, with respect to
          Loans aggregating the original principal amount of Eighty Million and No/100
          Dollars ($80,000,000.00).

              B. As of January 1, 1997, SSPC acquired a
     32-room hotel known as the Seaside
          Inn, located in Lee County, Florida (hereinafter defined as the "Seaside Inn")
          from Florida Income Fund, L.P., an Iowa limited partnership. The legal description of Seaside Inn is more particularly set forth on "A" attached hereto and made a part hereof The purchase price for the Seaside Inn was paid, in part, in the form of an assumption, by SSPC, of the borrower's obligations under an existing loan held by Barnett, having a principal balance of $2,491,346.71 as of the date of this First Amendment (such loan, the "Existing Seaside Loan"). The Existing
          Seaside Loan is secured by a first mortgage on the Seaside Inn (the "Existing
          Seaside Mortgage"). In connection with the acquisition of the Seaside Inn, the parties to the Loan Agreement executed a Consent and Waiver, dated as of
          January 31, 1997, waiving certain provisions of the Loan Documents. In addition, the Management Agreement dated as of January 1, 1995, between Florida Income
          Fund, L.P., as "Owner" and SSRC as "Manager" was assigned by Assignment and
          Assumption Agreement dated January 1, 1997, to reflect the change in ownership of Seaside Inn.

              C. Concurrently herewith Lenders have acquired ownership ofthe Existing Seaside
          Loan and increased same to $3,500,000.00 (which loan, as increased, is hereafter the "Seaside Loan"), secured by the Existing
     Seaside Mortgage, as amended and
          restated concurrently herewith (hereafter, the "Seaside Mortgage") on the real property and improvements constituting Seaside Inn. The proceeds of the Seaside
          Loan will be used in part by Lenders to take assignment of Barnett's interest in the
          Existing Seaside Loan. Borrower acknowledges that, pursuant to the terms of the
          Loan Documents, other collateral (collectively, the "Seaside Collateral")
          associated with Seaside Inn and previously pledged to Barnett under the Existing
          Seaside Loan automatically became subject to the security interest of Lender under the Loans when SSPC, as one of the entities comprising Borrower, obtained rights in Seaside Inn.

              D. Lender and Borrower desire to clarify certain provisions in the Loan
          Documents, including a reference to Borrower in exculpatory provisions in the
          Loan Agreement, the Notes and the Mortgage, and provide for an amendment of the Loan Documents to provide Borrower with the ability, for a limited period of time, to have portions of, or all of, the Term
     Note accrue interest at an adjusted
          Eurodollar rate of interest.

              NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged,
          Borrower and Lender, intending to be mutually bound hereby, agree as follows:

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
                        TERMS

              1. Incorporation of Recitals: The Recitals set forth above are true and correct and are incorporated herein by reference.

              2. Principal Balance of the Loans: Borrower confirms and acknowledges that, as of April 30, 1997, the principal balance oftheLoans is $58,169,439.22, and that such amount is due Lender free and clear of all claims, demands, setoffs, defenses or counterclaims.

              3. No Default under the Loans: Borrower
     represents and warrants that there is no
          Default or Event of Default under the Loan
     Documents nor any event which, with
          notice or the passage of time, or both, would become an Event of Default.

              4. No Default Under Seaside Documents:
     Borrower represents and warrants that
          there is no default or event of default under the Existing Seaside Loan or under any or all of the documents, agreements or instruments described in the
          Assumption and Modification Agreement for the Seaside Inn (the "Assumption
          and Modification Agreement") between SSPC and Barnett, dated January 6,
          1997, recorded January 6, 1997, in Official
     Records Book 2779 at Page 0179, of
          the Public Records of Lee County, Florida, under which SSPC assumed the obligations of the original borrower under the Existing Seaside Loan; nor is there any event which, with notice or the passage of time, or both, would become a default or event of default.

              4a. Seaside Collateral: As part of its
     acquisition of the Existing Seaside Loan,
          pursuant to the Assignment of Loan Documents
     (Seaside), Lender has taken
          assignment of the interest of Barnett in certain of the Seaside Collateral. The interest of Barnett in the balance of the Seaside
     Collateral has been terminated and
          canceled under the Termination Agreement of even date herewith executed by
          Barnett and SSPC. Reference is made to the assignment and termination documents executed concurrently herewith for a description of same.

              5. Amendments to Loan Agreement Regarding
     Seaside Inn: The Loan Agreement
          is hereby amended as follows to effectuate the addition of Seaside Inn to various concepts relevant to the Loan:

                     (a)Recital D is hereby amended to read
     as follows:

              D. On September 23, 1994, Greyhound Financial Corporation entered into a transaction (the "FINOVA Transaction") in which it extended credit to MSSP in the original principal amount of $19,500,000.00 (the "lINOVA Loan", as further defined hereinafter) secured by a mortgage (the "lINOVA Mortgage", as further defined hereinafter) on the "Radisson" (as hereinafter defined). As of
          January 1, 1997, Barnett entered into a
     transaction (the "Seaside Transaction")
          described in the Assumption and Modification
     Agreement ("Assumption and
          Modification Agreement") with respect to the Seaside Loan, secured by a mortgage on "Seaside Inn" (as hereinafter defined) (the Initial Transaction, the
          Modified Transaction, the FINOVA Transaction and the Seaside Transaction,
together, the "Previous Transactions," and the
     documents evidencing the
          Previous Transactions, together, the "Previous
     Documents").

                     (b)Recital F is hereby amended to read
     in pertinent part as follows:

          in such recital.

              F. SSRLP is the owner in fee simple of the real property situated in Lee County,
          Florida ("South Seas Plantation"), more
     particularly described in Exhibit "A-1"
          attached hereto. MSSP is the owner in fee simple of the real property situated in
          Collier County, Florida ("Radisson"), more particularly described in Exhibit "A-2" attached hereto. SSPC is the owner in fee simple of the real property situated in Lee County, Florida, more particularly described in Exhibits "A-3"
          ("Sundial"), "A-4" ("Dunes"), "A-5" ("Sanibel Inn"), "A-6" ("Best Western-Sanibel"), "A-7" ("Song of the Sea") and "A-8" ("Seaside Inn") attached hereto
          (South Seas Plantation, Sundial, and Dunes are, hereafter, collectively referred to as the "Modified Land"; Sanibel An, Best
     Western-Sanibel, Song ofthe Sea and
          the Radisson are, hereafter, collectively referred to as the "New Land"; the
          Modified Land, the New Land and Seaside Inn are hereinafter referred to collectively as the "Land").

          (c) Recital H is hereby amended to add Seaside Inn to the list of resorts described


       (d) The definition of "Agreement" or "Loan Agreement" in Section 1.7 is hereby amended to include this First Amendment.


       (e) The definition of "Assets" in Section 1.8 is hereby amended to include all property now or hereafter owned by Borrower, including without limitation those items described therein consisting of, or related to, Seaside Lnn.


       (f) Section 1.53 is hereby amended to add those items described therein consisting of, or relating to, Seaside Inn to the list of Improvements included in such definition. The Seaside Inn Improvements are generally described on Exhibit "C"
          attached hereto and made a part hereof.


       (g) Section 1.88 (definition of "Outstanding Loan
     Amount") is hereby amended
          to add the phrase "and the Seaside Consolidated, Amended and Restated
          Revolving Credit Note dated as of May 30th, 1997" after the word "Notes."


       (h) Section 1.100 is hereby amended to add Seaside
     Inn, and any other
          developments and properties acquired by Borrower after the date hereof with proceeds of the Revolving Credit Loan or through application of Section 11.8 of the Loan Agreement, to the list of developments included in the definition of
          Project. The change in the definition of Project shall be deemed incorporated in all Loan Documents in which the term "Project" is used.

surveys:

                     (i)Paragraph 1.125 is hereby amended to
     add the following survey to the list of


       . . . (h)            Boundary Survey of the Seaside
     Inn: Lots 15 and 16, Block 7 and Part of Lot 2,

          Block B. Sanibel Estates Unit No. 2, Plat Book 9,
     Page 123, Lee County
          Records,
          Section 20, TWP. 46 S., Range 23E, City of
     Sanibel, Lee County, Florida

                     (j)The following new definitions are
     added in Article I:

          "Seaside Interim Closing Date" shall mean the date of this First Amendment.

          "Seaside Inn" shall have the meaning given in the Recitals.

          "Seaside Loan" shall have the meaning given in the Recitals.

          "Seaside Mortgage" shall have the meaning given in the Recitals.

          O Section 3.19 is hereby amended to add the following:

              Further, Borrower has disclosed to Lender some zoning/permitting irregularities concerning the number of approved hotel units within Seaside
          Inn.

                     (1)Section 3.23 is hereby amended to
     add the following:

              As of the Seaside Interim Closing Date,
     Borrower has not received any other
          financing for the Project or any portion thereof that has not been satisfied.


        (m) Section 3.25 is hereby amended to add the following to the list of environmental site assessments listed in that
     Section:

      . . . (h) The Phase I Environmental site assessment of the Seaside Inn dated
          November 27, 1996.


        (n) Section 3.29 is hereby amended to add Seaside
     Inn to the list of properties
          maintained as "first-class" luxury resorts.

          (o) owned by SSPC.

          Section 3.41 is hereby amended to add Seaside Inn to the list of properties

          (p) The following is hereby added as Section 3.56:


        3.56 Seaside Loan as Permitted Real Property
     Indebtedness. The Seaside Loan,
          and the value and financial condition of Seaside
     Inn, meet, in all respects, the
          requirements of the

          s
definition of "Permitted Real Property Indebtedness"
     described in the Indenture,
          such that: (i) the Seaside Loan constitutes
     "Permitted Real Property Indebtedness"
          under the Indenture and; (ii) the Seaside Loan is a part of the "Senior
          Indebtedness" and the "Designated Senior
     Indebtedness" described therein. The
          obligations of SSPC under the Seaside Loan are being incurred: (i) to refinance certain indebtedness assumed by SSPC in connection with its acquisition of the real property and improvements constituting
     Seaside An; and (ii) to reimburse
          SSPC for a portion of the purchase price paid by SSPC out of working capital in connection with its acquisition of Seaside Inn.


        (q) Section 8.3 is hereby amended to add a representation by Borrower that, based upon payment of documentary stamp taxes and intangible taxes concurrently herewith, no additional documentary stamp or intangible taxes are due and payable on the amount of the Seaside Loan, and an agreement by Borrower that if any taxes should become payable in connection with the Seaside Loan, the provisions of Section 8.3 containing Borrower's agreement to pay such taxes shall apply to any such taxes.

                     (r)The following is hereby added to
     Section 7.1:

              ...(u) Default under Seaside Loan. SSPC shall be in default of any covenant, agreement or obligation under the Seaside Loan, the Seaside Mortgage, any of the
          "Security Documents" described in the Seaside
     Mortgage or under any document,
          instrument or agreement described in the Assumption and Modification
          Agreement.

          6. The exhibits and schedules to the Loan
     Agreement are hereby amended as
          follows:

                                 (a)

                                 (b)

                                 (c)

          A new Exhibit A-9 to the Loan Agreement ("Seaside
     Legal Description") is added
          in the form of Exhibit A hereto.

          Exhibit B to the Loan Agreement ("Improvements") is hereby amended as set forth in Exhibit B hereto to add Seaside Inn.

          Exhibit C ("Litigation Proceedings"), setting forth a schedule of litigation proceedings, is hereby amended and restated as the schedule set forth as Exhibit
          C hereto.

                     (d)Exhibit G to the Loan Agreement
     ("Budget") is hereby amended to add

          Seaside Inn.

                     (e)Exhibit K ("Participation
     Interests") is hereby amended to add the following

          as a separate chart:

Participation Interests (Seaside!

          Name of Bank

          Credit Lyonnais
          New York Branch

          Barnett Bank, N.A.

          FINOVA Capital
          Corporation

          Commitment $

          $1,500,000

          $ 500,000

          $1.500.000

          $3.500.000

          Commitment %

          42.857%

          14.286%

          42.857%

          100.00%

              6a. Limitation on Collateral under Indenture:
     Lender's consummation of the
          Seaside Loan is based upon Borrower's
     representation and warranty that the
          Seaside Loan qualifies as "Permitted Real Property Indebtedness" ("PRPI"), as
          defined under the Indenture. Such definition sets forth the collateral which may secure PRPI. Notwithstanding any other provision of the Seaside Mortgage or the
          "Security Documents" described therein to the contrary, nothing in the Seaside
          Mortgage or the other documents executed in connection therewith grants, or is intended by Borrower or Lender to grant, to Lender an interest in collateral which would not be permitted to secure PRPI under the Indenture pursuant to the definition of PRPI. In the event a court of competent jurisdiction should determine that: (i) the collateral granted to Lender under the Seaside Mortgage or the other documents executed in connection therewith does not conform to that permitted to secure PRPI; and (ii) as a result, Borrower would be in breach of or default under the provisions of the Indenture, then the grant of such collateral shall be void ab initio and the collateral securing the Seaside Loan shall be limited to that permitted under the Indenture to secure PRPI and any other collateral encompassed by the Seaside Mortgage or the documents executed in connection therewith shall secure the Loans.

              fib. Amendment to Indenture to Correct
     Scrivener's Error: Borrower has advised
          Lender that the definition of"Funded Indebtedness" under the Indenture contains a scrivener's error, in that it appears to include the principal amount of the "Notes."
          Borrower shall use best efforts to effect an amendment to the Indenture in order to clarify that the principal amount of the "Notes" described therein shall be expressly excluded from the definition of "Funded
     Indebtedness."

              6c. Amendment of Indenture to Correct
     Definition: The definition of "Permitted
          Real Property Indebtedness" under the Indenture requires that such debt be secured "exclusively" by certain types of collateral and interests. If, on or before the date which is eighteen (18) months after the date of this First Amendment,
          Borrower shall not have effected an amendment (the
     "Definitional
          Amendment") to the Indenture (in form and content approved by Lender and with evidence satisfactory to Lender that such amendment is valid and binding, in all respects, upon the Trustee of the Indenture and all Noteholders) which eliminates from the definition the word "exclusively," the Seaside Loan shall automatically cease to permit borrowings and reborrowings as a revolving loan and payments of principal, in the amounts set forth in the Seaside Consolidated, Amended and

Restated Revolving Credit Note of even date herewith,
     shall commence to be due
          and payable. If the Definitional Amendment has been effected on terms and conditions of this Section and such other terms, conditions and documentation as may be required by Lender, so long as there is no default or Event of Default under the Loans or the Seaside Loan, or both, and no event which, with notice, or the passage of time, or both, would become a default or Event of Default, it is the intention of Borrower and Lender that: (i) each of the entities constituting
          Borrower assume all of SSPC's obligations under the Seaside Loan; and (ii) the
          Seaside Loan be incorporated into and made a part of the Loans. As such, the outstanding principal amount of the Seaside Loan would be consolidated with the
          Revolving Credit Loans and borrowed and repaid as a part of such Revolving
          Credit Loans, and the Borrower shall execute, and cause the other entities comprising the Borrower under the Loan Agreement to execute all such documents as may be required to effectuate the foregoing. If the Seaside Loan is consolidated into the Revolving Credit Loans, Borrower shall pay all costs and expenses associated therewith.

              6d. Participation Interests. The Participants shall be bound, for purposes of the
          Seaside Loan, by all provisions of the Loan
     Agreement with regard to the
          relationship among them and with the Collateral
     Agent and the Administrative
          Agent.

              7. Consent to Availability of Eurodollar Rate:
     Lender, on a limited basis only,
          hereby consents to the election by Borrower to have the entire (but not less than the entire) outstanding Principal balance under the Tem1 Loan accrue interest at the Adjusted Eurodollar Rate for some or all of the period from May 31, 1997, to and including July 31, 1997, on the following terms and conditions:


        (a) No later than 10:00 a.m. Eastem Standard Time on the date Borrower intends that the requested Eurodollar Interest Period commence, Borrower shall notify
          Administrative Agent, in writing (by telex, facsimile or other written means) that
          Borrower desires to have the entire outstanding Principal balance of the Term
          Loan become a Eurodollar Portion, the desired length of the Eurodollar Interest
          Period on such Eurodollar Portion and the desired date of commencement of the
          Eurodollar Interest Period. The expiration date of the Eurodollar Interest Period shall not extend beyond July 31, 1997.

              If the above conditions are met, Agent shall quote to Borrower the
          Adjusted Eurodollar and the Eurodollar Interest
     Period shall commence
          immediately (on the same Business Day) on the requested Eurodollar Portion.
          Administrative Agent shall thereafter confirm to Borrower, in writing, the establishment of the Eurodollar Portion, setting forth the respective Adjusted
          Eurodollar and Eurodollar Interest Period.

              If an Adjusted Eurodollar is not, in Agent's judgment, reasonably available at the time requested or for the Eurodollar
     Interest Period requested, the Principal
          amount of the Term Loan then outstanding that would have been subject to the
          Adjusted Eurodollar shall bear interest at the Adjusted Base Rate until such time as (i) in Agent's judgment, an Adjusted Eurodollar is reasonably available, (ii)
          Agent notifies Borrower in writing that Adjusted Eurodollar is available, and (iii) Borrower confirms to Lender in writing its
     desire for such portion of such
          Principal amount to be subject to Adjusted
     Eurodollar (subject, however, to the
          provisions of this First Amendment).


        (b) The election may only be made on a Business Day from and including May 31,
          1997, to and including July 31, 1997. If no election is made within such period, the provisions of this First Amendment which permit such election shall be terminated.


        (c) The election must apply to the total outstanding
     Principal balance of the Temm
          Loan and be made in connection with the scheduled termination (on June 2, 1997)
          of the existing Libor Portion in the amount of $39,562,500.00.


        (d) On the date that Borrower notifies
     Administrative Agent that Borrower desires
          to elect to have the Eurodollar Portion bear interest at the Adjusted Eurodollar, and the related Eurodollar Interest Period commences, and during the entire term of such Eurodollar Interest Period: (A) there shall be no Default or Event of Default under the Loan Documents and no event which, with notice or the passage of time, or both, would result in a Default or Event of Default; (B) Borrower shall be in compliance with all covenants and conditions set forth in the Loan Documents
          (without regard to any period described therein to cure any non-compliance), including, without limitation, the financial covenants described in Article XI of the
          Agreement; and (C) there shall be no event or condition under which Lender or
          Agent would have the right to require that Excess Cash Flow be deposited into an account or be applied to sums due under the Loans.


        (e) Borrower shall pay accrued interest on such Eurodollar Portion, in arrears, on the earlier of (i) the last day of each month during the corresponding Eurodollar
          Interest Period, and (ii) as to any expiring
     Eurodollar Interest Period, the date upon
          which the Eurodollar Interest Period expires.
     Borrower shall also pay accrued
          interest on any Eurodollar Portion if and when terminated before the expiration of the applicable Eurodollar Interest Period.

              8. Amendments to Loan Documents in connection with Eurodollar Election: The
          Loan Documents shall be deemed to have been amended to add the concept of the
          Eurodollar Rate for the period during which this First Amendment is effective.
          Such amendments shall include, without limitation, the amendment of the following sections of Loan Documents to add the concept of Eurodollar Rate,
          Adjusted Eurodollar, Eurodollar Portion and
     Eurodollar Interest Period in addition
          to Base Rate, Adjusted Base Rate, Libor, Adjusted Libor, Libor Portion and Libor
          Interest Period, and where appropriate:

          (a) Sections 1.98, 2.4, 2.5, 2.12, and 2.20 of the
     Loan Agreement; and

                     (b)Sections 4.1, 4.2, 4.4, 4.5, 4.10,
     4.11, 5(a), 6, 8.1 and 12.3 of the Term Note.

              9. Definitions. For purposes of the
     availability to Borrower of the Eurodollar
          Rate, the following definitions shall be deemed added to the Loan Documents as applicable for the period during which the Eurodollar Rate is available to
          Borrower:

(a) Adjusted Eurodollar Rate: A per annum rate of interest that is equal to the Eurodollar Rate plus the Eurodollar Spread.

          (b) Eurodollar Interest Period: For each
     Eurodollar Portion, a period from the date of
          commencement of the Adjusted Eurodollar Rate on the subject portion of the outstanding principal balance of the Term Loan to but not including the date the next installment of principal is due under the Term Note. However, if the last day of such Eurodollar Interest Period would otherwise occur on a day which is not a
          Business Day, such last day shall be extended to the next succeeding Business Day unless such extension would cause the last day to occur in a new calendar month, in which event such last day shall be the immediately preceding Business Day.

          (c) Eurodollar Portion: Each portion of the outstanding Principal balance of the Tenn Loan on which, as a result of Borrower's election hereunder, Borrower is being charged interest at the corresponding Adjusted Eurodollar Rate for the corresponding
          Eurodollar Interest Period. There may be no more than one (1) Eurodollar Portion outstanding at any one time, which must be in an amount equal to the outstanding
          Principal balance ofthe Term Note and shall have a Eurodollar Interest Period which expires on or before the date the next installment of Principal is due under the Term Note.

          (d) Eurodollar Rate: A rate per annum equal to the offered rate quoted by the Administrative
          Agent to banks in the New York interbank eurodollar market as of 10:00 a.m.
          New York time on the date of determination for deposits in eurodollars, in immediately available funds, in amount comparable to the aTnount of the Loans with respect to which the Eurodollar Rate is being determined and for deposits of one day duration.

          (e) Eurodollar Spread. A definition of"Eurodollar
     Spread" is added, which is identical to the
          definition of "Libor Spread" except that the words
     "Eurodollar Spread" are
          substituted for the words "Libor Spread" and the words "Eurodollar Rate" are substituted for the words "Libor Rate."

          10. Amendment to Exculpatory Provisions in Various
     Loan Documents. Lender
          and

          Borrower hereby amend the title, the first sentence and a portion of the second sentence of Section

          8.27 of the Loan Agreement, to read as follows:

          "Exculpation of Borrower's Partners: Borrower's general and limited partners shall not be personally liable for the repayment of Principal, interest or Prepayment
          Costs due under the Notes. Notwithstanding the foregoing, Borrower's general partners, and Taylor and Ten Broek (by execution of a Joinder to this Agreement)
          acknowledge and agree that, except as set forth in this Section 8.27, Borrower's general partners, Taylor and Ten Broek shall, jointly and severally, have personal liability for:"

Corresponding amendments are deemed to be made to
     Section 17 of each of the
          Term Note and the Revolving Credit Note.

              11. Miscellaneous Amendments to Loan
     Agreement: The following definitions
          are added to Article I:

          "Letter of Credit" shall have the meaning given in
     Section 2.14.

          "Previous Transactions" shall have the meaning given in the Recitals.

              12. Conditions to Effectiveness: The parties' obligations hereunder shall be contingent on the satisfaction of the following conditions on or prior to the
          Seaside Interim Closing Date:

          (a) execution of the documents specified in the Seaside Loan closing checklist provided to the parties;

          (b) receipt and approval by Lender of the legal opinions specified in the Seaside Loan closing checklist.

                     13.Fees and Expenses: Borrower shall
     pay all of Lender's counsels' fees and costs

          incurred in connection with the preparation of this First Amendment and
          Lender's counsel's review
          of any documentation relating to the Seaside Loan or creation of the
          Eurodollar Rate.

              14. No Other Amendment: Lender's consent and amendment herein shall be applicable only to the matters set forth in this First Amendment and Lender shall not be obligated to consent to any other request or transaction or waive any other provisions of the Loan Documents.

              15. Affirmation of Loan Documents: Release of
     Lender: Except as otherwise
          expressly modified herein, all terms and provisions of the Loan Documents as originally executed are and remain unchanged and in full force and effect.
          Borrower and Taylor and Ten Broek (by execution of a Joinder to this First
          Amendment) agree that execution of this First Amendment shall be deemed a reaffirmation of the representations, warranties and covenants contained in the
          Loan Documents and that same are true and correct as of the Seaside Interim
          Closing Date. Borrower, Taylor and Ten Broek hereby, jointly and severally:
          (i) acknowledge that Lender has performed all of its obligations, if any, under the Loan Documents; (ii) acknowledge that none has any claims, defenses or rights of setoff against Lender or as to the validity or enforceability of the Loan
          Documents or any of them, or any other documents executed in connection therewith; and (iii) waive, discharge and release forever any and all existing claims, actions, causes of action, demands, defenses or rights of setoff, whether in contract, tort or otherwise (collectively, the "Claims"), which any or all of them, or any of their partners, might have against Lender or its officers, directors, shareholders, agents or employees, or the successors or assigns of any of the foregoing. Borrower, Taylor and Ten Broek acknowledge and agree that the affirmations, acknowledgments, waivers and discharges contained in this
          Section are a material inducement for Lender to enter into this First
          Amendment.

    16. Florida Law: Invalidity: Entire Agreement:
     Interpretation: This First
          Amendment shall be governed by Florida law. This First Amendment represents the entire Agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous
     agreements. Should any part or provision
          hereof be deemed by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions, all of which shall remain in full force and effect. This First
          Amendment shall not be construed more strictly against one party than the other by virtue of the fact that one party or its counsel may have drafted same, all parties and their counsel having had the opportunity to participate in the negotiation and drafting of this First Amendment. This First
     Amendment may be executed in one
          or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute a single instrument.

              17. WAIVER OF JURY TRIAL. BORROWER, ITS
     PARTNERS AND
          LENDER HEREBY KNOWINGLY, VOLUNTARILY AND
          INTENTIONALLY WAIVE ANY RIGHT ANY MAY HAVE TO A
     TRIAL BY
          JURY IN RESPECT TO ANY LITIGATION BASED ON OR
     ARISING OUT
          OF, UNDER OR IN CONNECTION WITH, THIS FIRST
     A~\/IENDMENT OR
          ANY COURSE OF CONDUCT, COURSE OF DEALING,
     STATEMENTS
          (VERBAL OR WRI l-l EN), OR ACTIONS OF ANY PARTY
     HERETO. THIS
          WAIVER OF TRIAL BY JURY PROVISION IS A MATERIAL
          INDUCEMENT FOR LENDER TO ENTER INTO THIS FIRST
          AMENDMENT.

              IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date written above.

                                 12

          _

          BORROWER:

          SOUTH SEAS RESORT LIMITED PARTNERSHIP, an Ohio limited
          partnership

         By: SAN-CAP,pesort, L.C., a Florida limited
     liability cghr~p;~y, its General Partner ',

          By: ~ Jl,~J
              Robert M. Or, Manager

          -

SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP, an
          Ohio limited partnership

          By: T&T Resorts, L.C., a Florida limited liability
                          ~ General Partner

          company

          .

                                 Robert M. Ta~
          MARCO SSP, LTD., a Florida limited partnership

          By: Marco SSj~r~, its General Partner

          R

          obert M:lor. Ch:

          SOUTH SEAS RESORTS COMPANY LIMITED PARTNERSHIP, a
     Florida
          limited partnership

          a~nagemem, L.C., a Florida

          ~1~ Company, its General Partner

          By:
              Robert M. Taylor, Manager J

         By: S.S. Reports limited lip

          \g

          SAFETY HARBOR MANAGEMENT COMPANY, LTD., a Florida limited
          partnership

         By: S.S. Resor~agement, L.C., a Florida limited
     lia~lity~niany, its General Partner

                By: _/ A  v - -

          J

          Robert \~Taylor, Manager

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND
          PARTICIPANT:

          CREDIT LYONNAIS NEW YORK BRANCH, a branch, duly licensed under the laws of the State of New York, of Credit
     Lyonnais, S.A., a banking
          corporation organized and existing under the laws of the R~

          Name: M`-sch~ Ma L-~;~ Title: I! he t>~;d~f

          OTHER PARTICIPANTS:

          BARNETT BANK, N.A. a national banking association

          Name: Title:

          FINOVA CAPITAL CORPORATION, a Delaware corporation

          By:Name:

          14

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND PARTICIPANT:

          CREDIT LYONNAIS NEW YORK BRANCH, a branch, duly licensed under the laws of the State of New York, of Credit
     Lyonnais, S.A., a banking
          corporation organized and existing under the laws of the Republic of France

          OTHER PARTICIPANTS:

          BARNETT BANK, N.A. a national banking association

          By: ;~D:~ ~4: Name: BY ~ rat . Comers Title: lllaL
     US 'c12~7r

          FINOVA CAPITAL CORPORATION, a Delaware corporation

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND PARTICIPANT:

          CREDIT LYONNAIS NEW YORK BRANCH, a branch, duly licensed under the laws of the State of New York, of Credit Lyonnais, S.A., a banking corporation organized and existing under the laws of the Republic of France

          By: Name:

          OTHER PARTICIPANTS:

          BARNETT BANK, N.A. a national banking association

          By

          .

          FINOVA CAPITAL CORPORATION, a Delaware

                              corporation   ~ ~

          Name-. JACK FIELDS, 111
          Title: OROIJP VICE PREt31L)tN l~

              JOINDER TO FIRST AMENDMENT

              The undersigned hereby join in the First
     Amendment to which this Joinder is
          attached for the purpose of affirming the provisions thereof.

                              ~:,,~C: ~

          -~-,' ~

          ALLEN G. TEN BROEK

             ,
          ROBERT M. TAYL)R

                      EXHIBIT A
                         TO FIRST AMENDMENT

                            EXHIBIT "A-9"

                    SEASIDE INN LEGAL DESCRIPTION

                              ATTACHED

Commonwealth

          FX~TRTT A- 9 to LOAN I~T

          (lommitn~r-nt. Nn.: Rf,4-42?,P`.~:] Fi le No.:
     M723fih(,

          T.nt.~; 1.F; anrl lh, P`lock 7, of t.hat. certain s~,hrlivitiion known ..s
          11NTT No SANTRF,l. FSTATF,S, accorrling t.o t.he map or E3lat.
          thereof nn fi le anrl rerorcle~ in t.he office nf t.he (llerk of t.hr- (lirrt~it.
          (lourt. nf T.ee (:o'3nt.y, Florirla, in P1. t. P`ook 9, P. ge 12.3, ANn . 11
          t.he ~.rant.ors right., t.it.le anrl int.erest. t.o t.hat. port.ion of f.ot. 2, P`lock
          8, SANTRF,T. F,5;T7.TF,8 llNTT 2, lying het.ween the Nort.hwest.erly
          prolongat.ion of the .Ro~therl-~ lot line of [.ot. lfi nf the aforesairl Sanibel
          Fst..at.es t~nit. ~ ancl t.he Nnrt.herly lot. 1 ine of thr.aforesairl T'ot. 1.S of
          .Sanibel Fst.at.es unit 2, sairl propert.y haviny its F.. ster1y . nrl
          We.st.erly hounclaries respentively nn t.he hank of t.he r~n. 1 ~shown in
          t.he afore.sairl plat. r~f S. nibr.1 F:st.ates (nit. ~ anrl t.he Fasterly right.-of-way of G.~1 f nrive a.s shown nn the a fore.sa ir1 pl at. nf Ran i bel
          F.st.. te.~. lJnit. ~ t.oget.her wit.h any anrl al
     1 riparian right.s
          t.here'~nt.o helr~nging nr ot.herwise pert.aining.

                      EXHIBIT B
                         TO FIRST AMENDMENT

                      SEASIDE INN IMPROVEMENTS

                              ATTACHED

    EXHIBIT B TO
          FIRST ANSEAS:tlJE) TO AMENDED AND RESTATED JOAN
     AGREEMENT

                           THE SEASIDE INN

                        PROPERTY DESCRIPTION

              The Seaside Inn on Sanibel Island consists of seven buildings which house 32 rentals units. This property is located
     approximately 200 feet of direct frontage
          on the Gulf of Mexico and features a swimming pool and a "Key West" type of atmosphere for its guests.

          # Oli ROOM:

          The following table details the number of rooms and suites by type of unit.

                  Unit TypeNumber of Units

                              Efficiency
                              Studio               12

          I bedroom sparDnent , . ~
          2 bedroom and sitting room apartment

                              Manager Unit
                              Total   .            32

          All efficiency units contain a small kitchenette with a microwave oven, small refrigerator, sink and a coffee maker. All units have color cable television with in-room VCR. In addition, the property offers the following amenities to the guest:

          Heated Gulf-view swimming pool with sun deck, chairs, and chaise lounges

          Complimentary bicycles

          Seaside shuffleboard courts

          Lending library of current books and videos

                                            Golf available
     at nearby
                                                 Dunes Golf
     & Tennis Club
          SSPFACI~S.SST/lo

                      EXHIBIT C
                         TO FIRST AMENDMENT
                       LITIGATION PROCEEDINGS

              *
        (i)  Gail Dvoretz v. The Cottages of South Seas
     Condominium Association. South
          Seas

             Resort Limited Partnership. et al.; Case No.
     93-008031-CA
              *
        (ii) George Jammel v. South Seas Resort Limited
     Partnership
              *
        (iii)     Filbert v. Pink Shell

        (iv) Artis Floyd v. South Seas Plantation, EEOC
     Charge No. 1509307151

        (v)  Creative Deco. Inc. (bankruptcy claim)

          (vi) Optics International. Inc. (bankruptcy claim)
          (vii) South Seas Resort Limited Partnership v.
     Elaine Brandenstein

          (viii) American Hospitality Purchasing Inc.

          (ix) Embassy Kosher Tours. Inc. v. Roger Kumar d/lo/a Safety Harbor Resort
          and Spa;
              Case
                   No.
                   96-15461
                   CA-01-21


          (x)             Audit of Best Western-Sanibel by
     State of Florida, Division of Florida Land Sales,


                      Condominiums and Mobile Homes


         (xi)            John Johnson v. S.S. Resort
     Management; EEOC Case No. 150961569

        (xii)    Mohammad Mahmoud v. South Seas Plantation,
     EEOC Charge No. 15L-96-0131;


        LCDHR Charge No. 96143E

          (xiii) Clayton Strong, Complaint filed with
     National Labor Relations Board
          (xiv) LaPenn v. Mariner Group dba South Seas
     Plantation

          * Personal injury cases.

              All cases involving personal injury are
     covered by insurance and insurance
          carriers have undertaken representation without reservation of rights.
          Bankruptcy Court cases involve claims by Borrower for unpaid sums against entities which are now in bankruptcy.


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